Exhibit 99.2

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

QUARTERLY CASH DIVIDEND AND SPECIAL DIVIDEND

Minneapolis, MN (October 13, 2021)  -  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a quarterly cash dividend to shareholders.  The quarterly dividend of $0.45 per share will be paid December 1, 2021 to shareholders of record on the close of business on November 10, 2021.  Additionally, the Board of Directors has approved the payment of a special dividend to shareholders. The special dividend of $7.50 per share will be paid on December 1, 2021 to shareholders of record on the close of business on November 10, 2021.  The total amount of the special dividend payment will be approximately $27.2 million based on the current number of shares outstanding. It is anticipated that Winmark will use cash on hand to finance the special dividend.  Future dividends will be subject to Board approval.

Brett D. Heffes, Chairman and Chief Executive Officer, stated, “Today’s announcement of a $7.50 per share special dividend reflects the strength and resiliency of our operating model.  During the past ten years, we have completed approximately $250 million of share repurchases and declared $110 million of dividends resulting in a total return of capital to shareholders of $360 million.  We intend to continue to execute a balanced capital allocation strategy for the benefit of all Winmark shareholders.”

Winmark - the Resale CompanyTM, is a nationally recognized franchising business focused on sustainability and small business formation.  We champion and guide entrepreneurs interested in operating one of our award-winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At September 25, 2021, there were 1,269 franchises in operation and over 2,000 available territories.  An additional 39 franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

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